Danimer Scientific Announces Fourth Quarter and Full Year 2022 Results

-- Results In-Line with March 20 Preannouncement --

-- Issues FY23 Guidance with Expectation for Accelerating Growth and Margin Improvement --

--Kentucky Facility Fully Commissioned and Achieving Throughput and Efficiency Targets --

-- Announces Submission of Part II Application for DoE Loan Guarantee Program --

BAINBRIDGE, GA – March 28, 2023 – Danimer Scientific, Inc. (NYSE: DNMR) (“Danimer” or the “Company”), a leading next generation bioplastics company focused on the development and production of biodegradable materials, announced today financial results for its fourth quarter and full year, ended December 31, 2022.

Stephen E. Croskrey, Chairman and Chief Executive Officer of Danimer, commented, “We are pleased to have achieved results consistent with our guidance for 2022, excited for the year ahead and focused on leveraging our global market-leadership position in PHA-based materials to drive value to our customers, partners and shareholders. Our Kentucky facility, now fully commissioned, is the first commercial scale production facility for highly engineered PHA-based materials in the world. We are confident that, as this year progresses, it will become increasingly clear that we have all the capabilities and advantages necessary to begin to disrupt the large, entrenched position of polluting plastics in markets around the world.”

Mr. Croskrey continued, “Our unique, high-performance biodegradable resins and the manufacturing capabilities to produce them at scale are the result of decades of investment and advances in biotechnology, process engineering and material science. We, along with a growing number of committed customers and partners, are poised to meet the call from consumers for environmentally responsible solutions and a range of stringent new standards for packaging that are rapidly emerging in the United States, Europe and many other important international markets. We believe our recently completed financing transaction enhances operational liquidity and ensures an open runway as we work to fully utilize the capacity now available to us in Winchester, Kentucky.”

All major processes and production equipment in the Company’s Kentucky facility have now been successfully tested and commissioned for operation and are performing to expected or better-than-expected levels of throughput. The Company continues to have confidence that it can achieve annual production capacity for approximately 32.5 million pounds of neat PHA which, after blending and extrusion, would comprise roughly 65 million pounds of finished resin for shipment to customers. At current average pricing and mix, 65 million pounds of finished product from the Kentucky facility would generate estimated revenues to the Company of approximately $190 million.

Danimer commented that it has submitted its Part II Application for the U.S. Department of Energy (DOE) Title XVII Loan Guarantee Program for its greenfield manufacturing facility in Bainbridge, Georgia. At full utilization of its design capacity this facility is forecasted to support approximately $400 million of revenues from PHA-based formulated resins which, combined with our Kentucky facility, would enable a total of $590 million of annual revenues.

Mr. Croskrey concluded, “We have also begun commissioning of our demonstration-scale facility that showcases a highly efficient catalytic production pathway to Rinnovo®, a PHA with improved flexibility and barrier properties. We are in advanced discussions intended to form potentially powerful partnerships to take advantage of the door we have opened to low-cost PHA-based materials.

Fourth Quarter 2022 Financial Highlights:

•
Revenues were $15.3 million in the fourth quarter of 2022 compared to $17.7 million in the fourth quarter of 2021. A $1.6 million reduction in product revenue was primarily the result of an unfavorable shift in the timing of PHA-based resin sales to a large customer and lower PLA-based resin sales due to the cessation of shipments to customers affected by the conflict in Ukraine. Services revenue of $0.8 million compared to $1.7 million reflects the completion of long-term funded R&D projects over the course of the year with customers now moving to commercialize those investments.
•
Gross profit was $(2.7) million compared to $(2.4) million in the fourth quarter of 2021. Adjusted gross profit was $2.6 million compared to $0.4 million in the fourth quarter of 2021. The improvement in adjusted gross profit reflects a favorable shift in the sales mix that more than offset the impact of reduced revenues.
•
Net loss for the fourth quarter was $(28.1) million compared with $(12.4) million in the prior year period.
•
Adjusted EBITDA improved to $(8.6) million in the fourth quarter of 2022 compared to $(10.2) million in the fourth quarter of 2021, due primarily to the above-mentioned improvements in gross profit.

Full Year 2022 Financial Highlights:

•
Revenues were $53.2 million for the full year of 2022 compared to $58.7 million in the prior year. PHA-related sales grew by 34 percent over the prior year and represented 53 percent of 2022 revenue. PLA-based product sales declined $9.9 million from the prior year, which included $9.1 million of shipments to certain customers that sell product in Ukraine, which did not recur in 2022 due to the ongoing war there.
•
Gross profit for 2022 was $(10.4) million compared to $0.9 million for the prior period. Adjusted gross profit was $4.4 million in 2022 compared to $11.0 million in 2021, primarily driven by an increased mix of PHA-based resins, which currently have lower margins due to the cost of increased capacity compared to the prior year.
•
Full-year 2022 net loss was $(179.8) million, which included a charge of $(62.7) million for goodwill impairment in the third quarter.
•
Full-year 2022 Adjusted EBITDA was $(45.0) million, consistent with the guidance range the Company first provided in May of 2022 and its most recent guidance of $(45.0) million to $(40.0) million.
•
Cash and cash equivalents at year-end was $62.8 million, consistent with the Company’s most recent guidance of $60 million to $65 million.
•
Full-year capital expenditures were $164.5 million, consistent with the Company’s most recent guidance of $165 million to $170 million.

Capital Structure

At December 31, 2022, the Company reported total debt outstanding of $288.4 million, which included approximately $45.7 million dollars of low-interest New Markets Tax Credit loans that the Company expects will be forgiven beginning in 2026.

On March 20, 2023, the Company announced a new senior secured term loan with an aggregate principal amount of $130 million that expands its capital structure, significantly improves its near-term liquidity position, and enables it to maintain strategic and operational flexibility as it executes its growth strategy. The Company noted that the effects of this recent transaction are not reflected in its December 31, 2022, financial statements.

Outlook

Michael Hajost, Danimer’s Chief Financial Officer, commented, “We are intently focused on revenue growth, which we expect to accelerate starting in our second quarter. As a result, we expect improving operating margins and operating cash flow as we move through the year.

For the full year 2023, the Company today provided the following guidance:

•
Full-year Adjusted EBITDA is expected to be in the range of $(23) million to $(31) million. The improvement in Adjusted EBITDA compared to the $(45.0) million reported for 2022 is expected to result primarily from revenue growth in PHA-based resins and the related benefits of scale captured by the Company’s Kentucky manufacturing operations. In addition, the Company’s initiatives to improve efficiency and reduce costs are expected to have a favorable full-year impact on both R&D and SG&A expenses.
•
Full-year capital expenditures are anticipated to be in the range of $26 million to $31 million, primarily to support existing commitments related to the Bainbridge greenfield facility. The Company noted that it would expect to modify this spending estimate in the event financing is achieved later this year, particularly the U.S. Department of Energy (DOE) Title XVII Loan Guarantee Program. Other capital projects within the year include projected facility maintenance, completion of our Rinnovo® demonstration plant and spending related to information systems initiatives.

Webcast, Conference Call and 10-K Filing

The Company will host a webcast and conference call today, Tuesday, March 28, 2023, at 5:00 p.m. Eastern time to review fourth quarter and full-year 2022 results, discuss recent events and conduct a question-and-answer session. The live webcast of the conference call can be accessed on the Investor Relations section of the Company’s website at https://ir.danimerscientific.com. For those unable to access the webcast, the conference call will be accessible domestically or internationally, by dialing 1-877-407-9208 or 1-201-493-6784, respectively. Upon dialing in, please request to join the Danimer Scientific Full Year 2022 Earnings Conference Call. The archived webcast will be available for replay on the Company's website after the call.

About Danimer Scientific

Danimer is a pioneer in creating more sustainable, more natural ways to make plastic products. For more than a decade, its renewable and sustainable biopolymers have helped create plastic products that are biodegradable and compostable and return to nature instead of polluting our lands and waters. Danimer’s technology can be found in a vast array of plastic end products that people use every day. Applications for its biopolymers include additives, aqueous coatings, fibers, filaments, films and injection-molded articles, among others. Danimer holds more than 430 granted patents and pending patent applications in more than 20 countries for a range of manufacturing processes and biopolymer formulations. For more information, visit https://danimerscientific.com.

Forward‐Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our expectations for full year 2023 capital expenditures, Adjusted EBITDA and cash balances. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy, including, but not limited to, its ability to expand its production facilities and plants to meet customer demand for its products and the timing thereof; risks relating to the uncertainty of the projected financial information with respect to the Company; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to our products; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact on our business, operations and financial results from the ongoing conflict in Ukraine; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize potential net operating loss carryforwards; and changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts:

Investors

James Palczynski

Phone: 415-876-8429

ir@danimer.com

Media

Anthony Priwer

apriwer@daltonagency.com

Phone: 615-515-4892

Danimer Scientific, Inc.

Condensed Consolidated Balance Sheets

	December 31,	December 31,
(in thousands, except share and per share data)	2022	2021
Assets:
Current assets:
Cash and cash equivalents	$62,792	$286,487
Accounts receivable, net	17,989	17,149
Other receivables, net	1,635	3,836
Inventories, net	32,743	24,573
Prepaid expenses and other current assets	5,225	4,737
Contract assets, net	4,687	3,576
Total current assets	125,071	340,358

Property, plant and equipment, net	453,949	316,181
Intangible assets, net	80,941	84,659
Goodwill	-	62,649
Right-of-use assets	19,028	19,240
Leverage loans receivable	31,446	13,408
Restricted cash	1,609	481
Loan fees	-	1,397
Other assets	226	224
Total assets	$712,270	$838,597

Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	$14,977	$20,790
Accrued liabilities	5,001	18,777
Unearned revenue and contract liabilities	-	214
Current portion of lease liability	3,337	3,337
Current portion of long-term debt, net	1,972	357
Total current liabilities	25,287	43,475

Private warrants liability	212	9,578
Long-term lease liability, net	22,114	22,693
Long-term debt, net	286,398	260,934
Deferred income taxes	200	1,014
Other long-term liabilities	447	638
Total liabilities	$334,658	$338,332

Stockholders' equity:
Common stock, $0.0001 par value; 200,000,000 shares authorized: 101,804,454 and 100,687,820 shares issued and outstanding at December 31, 2022 and December 31, 2021, respectively	$10	$10
Additional paid-in capital	676,250	619,145
Accumulated deficit	(298,648)	(118,890)
Total stockholders’ equity	377,612	500,265
Total liabilities and stockholders’ equity	$712,270	$838,597

Danimer Scientific, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except share and per share data)	2022	2021	2022	2021

Revenue:
Products	$14,530	$16,054	$48,420	$50,769
Services	794	1,674	4,798	7,980
Total revenue	15,324	17,728	53,218	58,749

Costs and expenses:
Cost of revenue	18,026	20,080	63,632	57,865
Selling, general and administrative	19,547	24,212	81,589	80,004
Research and development	7,470	8,666	31,939	20,270
Loss on sale of assets	-	49	1	82
Impairment of long-lived assets	-	-	63,491	-
Total costs and expenses	45,043	53,007	240,652	158,221
Loss from operations	(29,719)	(35,279)	(187,434)	(99,472)
Nonoperating income (expense)
Gain on remeasurement of private warrants	752	21,332	9,366	27,767
Interest, net	474	(247)	(1,723)	(763)
Gain on forgiveness of debt	-	-	-	1,776
Loss on loan extinguishment	-	-	(1,500)	(2,604)
Other, net	399	(62)	723	(44)
Total nonoperating income (expense):	1,625	21,023	6,866	26,132
Loss before income taxes	(28,094)	(14,256)	(180,568)	(73,340)
Income taxes	43	1,810	810	13,233
Net loss	$(28,051)	$(12,446)	$(179,758)	$(60,107)

Basic net loss per share	$(0.28)	$(0.12)	$(1.78)	$(0.65)

Weighted average number of shares used to compute:
Basic and diluted net loss per share	101,397,811	100,360,592	101,095,341	93,078,004

Danimer Scientific, Inc.

Condensed Consolidated Statements of Cash Flows

	Years Ended
	December 31,
(in thousands)	2022	2021
Cash flows from operating activities:
Net loss	$(179,758)	$(60,107)
Adjustments to reconcile net loss to net cash used in operating activities:
Impairment of long-lived assets	63,491	-
Stock-based compensation	56,958	55,270
Depreciation and amortization	20,453	11,674
Amortization of debt issuance costs	2,104	480
Bad debt provision	1,904	524
Loss on extinguishment of debt	1,500	1,939
Contract asset reserve	1,216	-
Gain on remeasurement of private warrants	(9,366)	(27,767)
Deferred income taxes	(814)	(13,233)
Amortization of right-of-use assets and lease liability	(367)	(1,040)
Gain on forgiveness of debt	-	(1,776)
Other	163	471
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(3,056)	(11,359)
Other receivables	2,513	-
Inventories, net	(11,170)	(9,799)
Prepaid expenses and other current assets	2,662	(4,336)
Contract assets	(2,328)	(2,110)
Other assets	(4)	(75)
Accounts payable	(1,565)	2,048
Accrued and other long-term liabilities	(6,159)	(1,526)
Unearned revenue and contract liabilities	(214)	(2,241)
Net cash used in operating activities	(61,837)	(62,963)
Cash flows from investing activities:
Purchases of property, plant and equipment and intangible assets	(164,486)	(185,411)
Investment in leverage loans receivable related to NMTC financing	(18,037)	-
Acquisition of Novomer, net of cash acquired	(14)	(151,179)
Proceeds from sales of property, plant and equipment	55	422
Net cash used in investing activities	(182,482)	(336,168)
Cash flows from financing activities:
Proceeds from long-term debt	24,700	240,245
Cash paid for debt issuance costs	(1,591)	(10,424)
Principal payments on long-term debt	(1,504)	(27,162)
Proceeds from employee stock purchase plan	377	106
Proceeds from issuance of common stock, net of issuance costs	(236)	(890)
Proceeds from exercise of stock options	215	2,899
Employee taxes related to stock-based compensation	(154)	(1,728)
Cost related to warrants	(55)	-
Proceeds from exercise of warrants, net of issuance costs	-	138,196
Purchase of capped call options	-	(35,040)
Net cash provided by financing activities	21,752	306,202
Net decrease in cash and cash equivalents and restricted cash	(222,567)	(92,929)
Cash and cash equivalents and restricted cash-beginning of period	286,968	379,897
Cash and cash equivalents and restricted cash-end of period	$64,401	$286,968

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures “Adjusted EBITDA”, “Adjusted EBITDAR”, “Adjusted gross profit” and "Adjusted gross margin". Danimer management views these metrics as a useful way to look at the performance of its operations between periods and to exclude decisions on capital investment and financing that might otherwise impact the review of profitability of the business based on present market conditions.

Adjusted EBITDA is defined as net income or loss plus net interest expense, income taxes, depreciation and amortization, as adjusted to add back certain charges or gains that Danimer may record each period such as remeasurement of private warrants, stock-based compensation expense, as well as non-recurring charges such as (i) asset disposal gains or losses as well as other significant gains or losses such as debt extinguishments and impairment of goodwill; (ii) legal settlements; or (iii) other discrete non-recurring items. Danimer believes these items are not considered an indicator of ongoing performance. Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. The measure is used as a supplement to GAAP results in evaluating certain aspects of Danimer’s business, as described below.

Adjusted EBITDAR is defined as Adjusted EBITDA plus rent expense.

Adjusted gross profit is defined as gross profit plus depreciation, PLA additive inventory reserve, stock-based compensation and rent expense.

Adjusted gross margin is defined as adjusted gross profit divided by total revenue.

Danimer believes that each of Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin is useful to investors in evaluating the Company’s performance because each measure considers the performance of the Company’s operations, excluding decisions made with respect to capital investment, financing and other non-recurring charges as outlined in the preceding paragraph. Danimer believes these non-GAAP metrics offer additional financial information that, when coupled with the GAAP results and the reconciliation to GAAP results, provides a more complete understanding of its results of operations and the factors and trends affecting its business.

Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin should not be considered as an alternative to net income or loss as an indicator of its performance or as alternatives to any other measure prescribed by GAAP as there are limitations to using such non-GAAP measures. Although Danimer believes that Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin may enhance an evaluation of its operating performance based on recent revenue generation and product/overhead cost control because it excludes the impact of prior decisions made about capital investment, financing and other expenses, (i) other companies in Danimer’s industry may define Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin differently than Danimer does and, as a result, they may not be comparable to similarly titled measures used by other companies in its industry, and (ii) Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin exclude certain financial information that some may consider important in evaluating Danimer’s performance.

Danimer compensates for these limitations by providing disclosure of the differences between Adjusted EBITDA, Adjusted EBITDAR, Adjusted gross profit and Adjusted gross margin and GAAP results, including providing a reconciliation to GAAP results, to enable investors to perform their own analysis of Danimer’s operating results. Because GAAP financial measures on a forward-looking basis are not accessible, and reconciling information is not available without unreasonable effort, reconciliations to GAAP financial measures are not provided for forward-looking non-GAAP measures. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Danimer Scientific, Inc.

Reconciliation of Adjusted EBITDAR and Adjusted EBITDA to Net (Loss) Income (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(in thousands)
Net loss	$(28,051)	$(12,446)	$(179,758)	$(60,107)
Stock-based compensation	14,218	20,055	56,768	55,908
Depreciation and amortization	7,281	4,185	20,453	11,674
Gain on remeasurement of private warrants	(752)	(21,332)	(9,366)	(27,767)
Interest (income) expense, net	(474)	247	1,723	763
Income taxes	(43)	(1,810)	(810)	(13,233)
Inventory reserve	(495)	-	-	-
Litigation and other legal related	146	48	2,082	1,232
Impairment of goodwill	-	-	62,663	-
Transaction related	-	199	-	3,974
Public company transition costs	-	561	481	4,024
Loss on sale of assets	-	49	1	82
Gain on forgiveness of debt	-	-	-	(1,776)
Loss on loan extinguishment	-	-	1,500	2,604
Other, net	(399)	62	(723)	44
Adjusted EBITDA	$(8,569)	$(10,182)	$(44,986)	$(22,578)
Rent	875	845	3,511	2,488
Adjusted EBITDAR	$(7,694)	$(9,337)	$(41,475)	$(20,090)

Reconciliation of Adjusted Gross Profit to Gross Profit (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2022	2021	2022	2021
(in thousands)
Total revenue	$15,324	$17,728	$53,218	$58,749
Cost of revenue	18,026	20,080	63,632	57,865
Gross profit	(2,702)	(2,352)	(10,414)	884
Depreciation	5,161	2,142	12,249	8,041
Rent	626	581	2,506	1,917
Inventory reserve	(495)	-	-	-
Stock-based compensation	-	29	60	109
Adjusted gross profit	$2,590	$400	$4,401	$10,951

Adjusted gross margin	16.9%	2.3%	8.3%	18.6%